 Exhibit (a)(1)(D)
Offer To Purchase For Cash
Any and All Issued and Outstanding Shares of Common Stock
of
CDK GLOBAL, INC.
a Delaware corporation
at
$54.87 Per Share
Pursuant to the Offer to Purchase dated April 22, 2022
by
CENTRAL MERGER SUB INC.
a wholly owned subsidiary of
CENTRAL PARENT LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME,
ON THURSDAY, MAY 19, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”).

April 22, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Central Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Central Parent LLC, a Delaware limited liability company (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of CDK Global, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $54.87 per Share, without interest (the “Offer Price”), to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 22, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;
3.   A Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer (the “Notice of Guaranteed Delivery”);
4.   A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.   The Company’s Solicitation/Recommendation Statement on Schedule 14D-9, dated April 22, 2022.
We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022, unless the Offer is extended or earlier terminated. Pursuant to the Merger Agreement, the Offer is conditioned upon, among other things, the “Inside Date Condition”, which requires that the Offer Expiration Time will not occur prior to Friday, July 1, 2022. If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) will have been satisfied or waived (to the extent waiver is permitted under applicable law), Purchaser will extend the Offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 7, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the consummation of the Offer and upon the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, without a vote of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such merger, the “Merger”). As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (i) irrevocably accepted for purchase by Purchaser in the Offer, (ii) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly-owned subsidiary of the Company, in each case immediately prior to the effective time (iii) owned by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent or (iv) for which appraisal rights have been properly demanded in accordance with the DGCL) will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i), (ii) and (iii) above will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (iv) will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company.
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Tender Condition (as defined in the Introduction of the Offer to Purchase), unless such Shares and other required documents are received by the Depositary by the Offer Expiration Time.
Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and Computershare Trust Company, N.A., as the depositary, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.
Very truly yours,
MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:

1407 Broadway New York, New York 10018 (212) 929-5500
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com